                                                                    EXHIBIT 12.2

                          U.S. BANCORP AND SUBSIDIARIES
                                 CAPITAL RATIOS
                                 (In Thousands)


                                                                        September 30,
                                                                ----------------------------
                                                                    1995            1994
                                                                ------------    ------------

Total assets as reported                                        $ 21,600,836    $ 21,509,229
Shareholders' equity as reported                                   1,951,379       1,774,262
Tier 1 capital                                                     1,785,696       1,610,625
Total capital                                                      2,357,879       2,174,935
Weighted risk assets                                              20,498,559      19,872,960
Adjusted quarterly average assets                                 20,938,857      20,922,090

Ratios
Tier 1 capital to weighted risk assets                                  8.71            8.10%
Total capital to weighted risk assets                                  11.50           10.94%
Tier 1 capital to adjusted average assets (leverage ratio)              8.53            7.70%